Exhibit 10.1

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

BUYING AGENCY AND SOURCING SERVICES AGREEMENT

THIS BUYING AGENCY AND SOURCING SERVICES AGREEMENT (the “Agreement”) shall be effective as of May 1, 2019;

BETWEEN:

(1)     CENTRIC BRANDS INC., a corporation incorporated in Delaware with its principal office at 350 Fifth Avenue, New York, NY 10118 USA (“Principal”);

AND

(2)     LI & FUNG (TRADING) LIMITED, a company incorporated in Hong Kong and having its registered office at 11/F LiFung Tower, 888 Cheung Sha Wan Road, Kowloon, Hong Kong (“Agent”), (each, a “Party” and together, the “Parties”).

WHEREAS:

(A)    Principal wishes to appoint Agent as its buying agent for the purchase of products (collectively, “Products”) in countries throughout the world;

(B)    Agent is willing to act as the buying agent for Principal for the purpose of facilitating the purchase of Products for Principal, subject to the terms and conditions set forth in this Agreement;

(C)    Principal wishes to obtain from Agent, and Agent desires to provide to Principal, Services (as defined below) for purposes of having Products manufactured as requested by Principal, subject to the terms and conditions set forth in this Agreement;

(D)    The Products to be purchased in connection herewith will be purchased by Principal or subsidiaries of Principal and the term “Principal” shall be read accordingly;

(E)    The rights to purchase and sell many of the Products to be purchased in connection herewith have been granted to Principal or Principal’s subsidiaries under various license agreements and the licensors under such license agreements (the “Licensors”) have various rights under their license agreements; and

(F)     Agent and Principal are also in discussions relating to the transfer of certain staff and leases in the People’s Republic of China from Principal to Agent (the “Transfer”). The Transfer is conditional upon, among other things, Agent having completed, to its satisfaction, its due diligence on the relevant staff and leases, and Agent and Principal having agreed and executed a binding written agreement to effect the Transfer.

NOW IT IS HEREBY AGREED as follows:

1.      AGREEMENT TO PROVIDE SERVICES AND APPOINTMENT AS AGENT.

1.1.    Agent shall perform the Services for the benefit of Principal pursuant to the terms and conditions set forth in this Agreement.

1.2.    Principal hereby appoints Agent as its nonexclusive buying agent for the purchase of the Products from manufacturers and all other sources of supply (collectively, “Vendors”) subject to the terms and conditions and for the duration of this Agreement. Agent hereby accepts such appointment, subject to the terms and conditions and for the duration of this Agreement.

1.3.

(a)     Agent and Principal agree that Principal may source Products from third parties; provided, that, subject to Clause 1.7, the Incoterm free on board (“FOB”) price of all Products purchased through Agent and shipped to Principal (the “Agent Sourced Amount”) shall not be less than the applicable minimum sourcing amount stipulated in the table below per Agreement Year or, in respect of any period of time during the term of this Agreement which is less than a year, the pro rata proportion of the Minimum Sourcing Amount (each such amount, for the relevant Agreement Year, the "Minimum Sourcing Amount"), to be verified by the Sourcing Certificate as set out in Clause 1.5.  For the avoidance of doubt, the Parties agree that the FOB price of all Products will be used to determine the Minimum Sourcing Amount notwithstanding the Incoterm for some of the purchases will be delivery duty paid (“DDP”). For the purposes of calculating the Agent Sourced Amount, “Agreement Year” means (a) with respect to the first Agreement Year, the period beginning on May 1, 2019 and ending on April 30, 2020 (the "First Agreement Year"), (b) with respect to each subsequent Agreement Year other than the Last Agreement Year, the one (1) year period beginning on the day following the end of the First Agreement Year and each succeeding one (1) year period thereafter.

Each Agreement Year
Minimum Sourcing Amount	US$[****]
Threshold Amount	US$[****]
Minimum Commission Amount	US$[****]

For the avoidance of doubt, the FOB price or the DDP price charged by Vendors shall not include Agent’s Commission.

(b)     As it relates to the determining whether or not Principal has met the applicable Threshold Amount, applicable Minimum Sourcing Amount, and/or applicable Minimum Commission Amount, Agent and Principal agree that (i) the FOB price of products ordered by the Principal (“Ordered Products”) during an Agreement Year that are not shipped by the Vendors until the following Agreement Year shall not be included in the calculation of the Agent Sourced Amount for the Agreement Year in which the Ordered Products are ordered and shall be included in the calculation of Agent Sourced Amount for the Agreement Year in which the Ordered Products are shipped; provided, however, that if a notice of non-renewal has been given pursuant to Clause 13.1, then the Agent Sourced Amount for such Agreement Year shall include all Ordered Products regardless of whether or not they have been shipped, (ii) the FOB price of Ordered Products that are returned to the Vendor (whether as a result of defects in the Ordered Products or late delivery) shall be included for the Agreement Year in which the returned Ordered Products were originally shipped by the Vendor, (iii) the FOB price of the Ordered Products that are cancelled for reasons other than defects or late delivery shall not be included in the calculation of the Agent Sourced Amount, (iv) the FOB price of Ordered Products that were scheduled to be shipped in an Agreement Year but which are delayed and not shipped in such Agreement Year shall be included for the Agreement Year in which the late Ordered Products are shipped; and (v) to the extent the Ordered Products are not returned to Vendor and not covered in Clause 1.3(b)(ii), Ordered Products that are subject to Major Quality/Delivery Issues and for which Commission is not paid shall be included.

1.4.      All Products ordered by Agent from Vendors pursuant to this Agreement shall be ordered on behalf of and in the name of Principal and, for the avoidance of doubt, Agent shall not at any time deal, or be deemed to deal, with the Product as principal.

1.5.      Agent shall procure for each Agreement Year during the Term (as defined below), as soon as practicable, but in any event within thirty (30) days after the end of each Agreement Year, a certificate signed by an officer of Agent (the “Sourcing Certificate”), setting forth (i) the aggregated FOB price of all Products sourced through Agent during such Agreement Year, (ii) the total Commission paid or due to Agent, and (iii) the total Rebate set forth in Clause 8.2 paid to Principal, for all Products sourced through Agent during such Agreement Year. If Principal disagrees with the Sourcing Certificate delivered to it by Agent, Principal shall notify Agent on or before the seventh (7th) Business Day following receipt thereof by delivering a written statement notifying Agent of its disagreement. If Principal and Agent are unable to resolve all such disagreements on or before the seventh (7th) Business Day following delivery of an objection notice, the parties shall retain an independent third party to resolve such disagreements.

1.6.       For the duration of the Term, each Party shall (i) provide the other Party and its authorized representatives, as well as the Licensors and their authorized representatives, reasonable access to its books and records that are used in connection with the obligations of the Parties under this Agreement upon reasonable advance notice and during reasonable business hours, no more often that once per year unless circumstances warrant and in a manner intended to minimize interruption to the Party's operations, (ii) furnish to the other Party and its authorized representatives, as well as the Licensors and their authorized representatives, such financial and operating data and other information as the other Party or the respective Licensors shall reasonably request in order to confirm its compliance with its rights and obligations under this Agreement, and (iii) instruct its officers, employees, accountants, counsels and other representatives to cooperate with the other Party and the Licensors in connection with (i) and (ii) above.

1.7.      If a Sourcing Certificate reveals that the total Commission paid or due to Agent for all Products sourced through Agent during an Agreement Year (taking into account the adjustments set forth in Clause 1.3 and the Rebate set forth in Clause 8.2 (“Actual Commission Amount”) is less than the minimum commission amount set forth in Clause 1.3(a), or, in respect of any period of time during the term of this Agreement which is less than a year, the pro rata proportion of the minimum commission amount (each such amount, the “Minimum Commission Amount”), then Principal shall pay to Agent the difference between the Minimum Commission Amount and the Actual Commission Amount (the “Agent Sourcing Deficit”), payable in United States Dollars within fifteen (15) days following the date of the Sourcing Certificate in respect of the relevant Agreement Year to which the Agent Sourcing Deficit relates or upon resolution of any disagreements between the parties pursuant to Clause 1.5.  Payment of the override commission referred to in this Clause 1.7 shall mean that Principal is not in breach of its obligation under Clause 1.3.

1.8.      Within two (2) weeks following the execution of this Agreement, Agent and Principal will work in good faith to negotiate an agreement for the use by Principal of Agent’s 3D and digital licenses related to product development, textile capabilities, sales and sample capabilities and any other new capabilities offered to any other customer of Agent. Notwithstanding the foregoing, Agent and Principal agree that until such time as a new license is entered into (and for the duration of the term of any such license), Agent or one of its Affiliates will provide to Principal fifty (50) 3D blocks a month at no charge.

1.9.      Within sixty (60) days following execution of this Agreement, Agent and Principal will work in good faith to negotiate and execute an agreement relating to the payment of bonus commission by Principal to Agent upon achievement of either or both two Key Performance Indicators, being (a) opex cost savings (to be shared 50-50 between the parties) and (b) FOB cost improvement.

2.      RELATIONSHIP OF THE PARTIES AND POWERS

2.1.      The Parties agree that whilst Agent shall be acting as the buying agent for Principal, Agent shall, in accordance with instructions from Principal, place orders for the Products with Vendors for and on behalf of Principal.

2.2.      Except as provided for by this Agreement, Agent shall take no action on behalf of Principal without the prior written consent of Principal. Agent acknowledges that it has no right, power or authority to make any contract or incur any obligation or liability which shall be binding upon Principal unless it has obtained the prior written consent of Principal on a case-by-case basis.

3.      PURCHASE ORDER TERMS

3.1.      When Principal desires to purchase the Products, Principal shall forward all necessary designs and samples to Agent and shall then notify Agent in writing of the terms on which Principal wishes to make such purchase, including:

(a)     The name and all pertinent information regarding the subsidiary for which the purchase is being made;

(b)     the type of Products to be manufactured, including specifications as to quality, style and standard;

(c)     Vendor's name;

(d)     the quantity to be purchased and size and color assortments;

(e)     the unit price of the Product to be offered (but excluding buying commission};

(f)      packing terms and shipping marks, if any;

(g)     the delivery dates;

(h)     the port of destination;

(i)      (subject to Vendors’ agreement) the following liquidated damages on Vendors for any shipment that will be delivered late (to be decided at Principal’s election): Vendor to ship late goods by air, Vendor to provide discount or Principal to be entitled to cancel order; and

(j)      whether such purchase is to be made FOB or DDP.

3.2.      Principal's written notification setting forth the foregoing terms is hereinafter referred to as the “Purchase Order Terms”. So long as Principal has not notified Agent of the cancellation of such Purchase Order Terms, Agent shall be deemed to have received written instructions to place the order on behalf of Principal on such terms.

4.      CONTRACT

4.1.      Upon receipt of Principal's Purchase Order Terms, Agent shall place the requested order with the specified Vendor. Unless otherwise specified by Principal in writing, Agent shall negotiate FOB or DDP prices on behalf of Principal and, if the offered prices are as good as or better than the prices provided in such Purchase Order Terms, Agent shall enter into a contract for and on behalf of Principal with Vendor containing the Purchase Order Terms (to the extent there is any change to the Purchase Order Terms, such revised Purchase Order Term shall be approved in advance by Principal) and such other terms as Agent may consider necessary or appropriate (the “Contract”).  If the offered prices are not as good as or better than the prices provided in such Purchase Order Terms, Agent shall so advise Principal and shall follow Principal’s instructions with respect thereto.

5.      SERVICES

5.1.      Agent shall use reasonable best efforts to provide Services for Principal. Agent agrees that it shall at all times adhere to the instructions, requests, and policies of Principal and its standard operating procedures regarding any activities relating to the performance of Services under this Agreement (to the extent such policies or operating procedures have been provided by Principal to Agent). Agent shall conduct its activities under this Agreement in a lawful manner and in accordance with the highest standards of fair trade, fair competition and business ethics and shall cause all of its authorized representatives to do the same.

5.2.      Agent shall occupy and maintain facilities adequate to provide Services and perform its other obligations under this Agreement.

5.3.      Agent shall retain and have at its disposal at all times an adequate staff of trained and qualified personnel to perform its obligations under this Agreement; provided, however, that Agent shall use reasonable efforts to consult with Principal prior to any material reductions in staff. Agent shall provide, without charge to Principal, adequate showroom and meeting room facilities at each of Agent’s offices where the Services are being provided for use by Principal or its authorized representatives. During the Term, if Agent determines that it needs to replace a person serving as a main contact between Principal and Agent, Agent shall use reasonable efforts to give Principal prior written notice of such replacement.

5.4.      As consideration for the payment by Principal of the Commission pursuant to Clause 8.1 below, Agent shall provide the following services (the “Services”) to Principal and adhere to the following responsibilities for the duration of the Term:

(a)     Familiarize itself with Principal's needs and specifications, to obtain the best available Products and develop an understanding of the markets in which Principal sells the Products;

(b)     Conduct, and relay to Principal, market research necessary to identify, evaluate and pre-qualify potential new Vendors (e.g., for garment, raw material, fabric, textiles, yarns and leather) by visiting Vendors to determine their ability to manufacture and export Product of a type and quality appropriate for Principal and conducting quality testing on the Vendors’ products where necessary;

(c)     Survey the potential production countries and assist Principal in the review and selection of Vendors;

(d)     Arrange for the manufacture and procure timely delivery to Principal of all necessary or appropriate production garment samples, pre-production samples, prototype samples, fit samples, sales samples and fabrics and other materials (at Vendor’s sole cost) as may be reasonably necessary or appropriate with respect to the review of such samples;

(e)     Provide up-to-date information on a timely basis, concerning relevant aspects of the business in the territory in which Vendors are based, including information relating to quotas, labor rates and political situations;

(f)      Arrange for the sourcing, acquisition, production and procure timely delivery of materials, fabric, piece goods, trimmings, labels, component parts and packaging materials to Vendors, as instructed by Principal and use its reasonable efforts to ensure Vendors must meet the required Purchaser Order delivery dates;

(g)     Obtain price quotations from Vendors in U.S. dollars which shall not include Agent’s commission;

(h)     Measure garment specs, input comments in PLM and arrange for the manufacture of Ordered Products in accordance with all applicable specifications and requirements set forth in the Purchase Orders (including providing such services from first fit approval to TOP approval);

(i)      Assist Principal in the negotiation of the most favorable prices and other terms on which the Products can be purchased. In this connection, Agent shall visit Vendors, obtain production garment samples, pre-production samples, prototype samples, fit samples and sales samples of the Products (at Vendor’s sole cost), submit such samples to Principal and quote prices at which the Products can be purchased;

(j)      Enter into Contracts and place purchase orders with Vendors on behalf of Principal in accordance with the Purchase Order Terms and make any amendments to such purchase orders as directed by Principal;

(k)     Ensure that Principal’s policies and standards with respect to quality control and quality assurance and social compliance (as provided by Principal to the Agent from time to time) are implemented by Agent;

(l)      Perform color approval for bulk production if requested by Principal;

(m)    Ensure that Vendors perform fabric testing and garment test in accordance with Principal’s standards and customer requirements;

(n)     Ensure that Vendors inspect and test the Ordered Products in compliance with the procedures set forth by Principal and provide copies of all such test results to Principal and certifications of conformity as required by law, and enforce the quality control standards set up by Principal for the Ordered Products, including assuring the conforming of the Ordered Product to approved samples and as to style, size, quantity, and other specifications in the applicable Purchase Order. Make periodic visits to the locations where Products are being manufactured in order to inspect the quality of the Ordered Products to the applicable AQL standard, enforce the AQL, and provide production progress reports to Principal. Notwithstanding the foregoing, Agent shall (i) be responsible for sampling inspection according to AQL for each purchase order and releasing all of the Ordered Products (in accordance with the AQL, (ii) provide timely and accurate WIP tracking and reporting form sampling through production to Principal’s requirements directly to Principal or through Agent’s digital platform once Principal has access to Agent’s digital platform, (iii) perform periodic in-line inspections during the production of the Ordered Product and maintain written inspection reports for review by Principal, (iv)  perform a final sampling inspection to ensure that the garments meet the AQL, the specifications of Principal and that they are accurately priced, invoiced and labelled in accordance with the requirements communicated by Principal and applicable law, (v) supervise the manufacturing process, including using its reasonable best efforts to ensure compliance with production time tables, (vi) monitor the production of samples,  and (vii) communicate the relevant policies of Principal and its Licensors (as provided by Principal to Agent from time to time) to Vendors, train Vendors to use the standards set forth in the applicable manuals and use its reasonable best efforts to ensure that Vendors are complying with applicable law and with such policies and standards (as provided by Principal to Agent from time to time) (the “Policies”), including following policies of Principal:  (i) Global Supplier Principles; (ii) Anti-Bribery Policy; (iii) Involuntary Labor Policy; (iv) Policy to Safeguard Against Undue Influence; (v) Conflicts Minerals Policy; (vi) Cotton Statement; (vii) Fur Use and Labeling Policy; (viii) Apparel & Accessories Restricted Substances Standards; and (ix) Footwear Restricted Substances Guide.  For the avoidance of doubt, the Contracts with the Vendors shall include a provision to the effect that the inspection of Ordered Products by Agent will not be considered a waiver by Principal of any claims it may have in respect of the Ordered Products or the delivery thereof;

(o)     Produce a shipment release authorisation and an inspection report, both of which will be made available to Principal no later than 48 hours after shipment upon Principal’s request, certifying that the Ordered Products conform to specifications for style, size, quantity and other specifications in accordance with AQL. In the event that Ordered Products do not conform in quality or specifications to the Contract in question, to notify Principal immediately and require Vendor in question to cease and desist any production until such time as a resolution is agreed upon to bring the said Ordered Products to conforming quality and specification standards; provided that, if any Ordered Products do not conform in quality or specification to the Contract, Agent shall use its reasonable best efforts to recover the amounts paid for such defective or non-conforming Ordered Products from Vendor;

(p)     Submit delivery reports for shipped Ordered Products to Principal when required, but no less often than weekly, by style and factory until such time as delivery reports are available to Principal on the digital platform of Agent. At such time as Principal has access to Agent’s digital platform, ensure that delivery reports are available on the digital platform of Agent on a weekly basis;

(q)     Use its reasonable best efforts to ensure that Vendor arranges all transportation, inland freight, hauling, lighterage and storage, etc. at the lowest cost possible in accordance with best industry practice and in accordance with the instructions of Principal;

(r)      Arrange for the exportation and delivery to Principal of the Ordered Products in accordance with the time limitations and deadlines set forth in the Purchase Orders;

(s)     Help facilitate the preparation and the obtainment of the documentation necessary for importation of Ordered Products into the relevant country;

(t)      Arrange for payment to Vendors on behalf of Principal as further detailed in Clause 8.5;

(u)     Assist Principal in the return of all Ordered Products to Vendors as a result of defective Ordered Products, shortages, etc. and the recovery of all monies due to Principal from such Vendor as a result of defective Ordered Products, shortages, etc., including the costs, shipping, handling, packaging and the like, incurred by Principal in connection with the delivery of the Ordered Products to it, the return of the Ordered Products to the Vendors and the replacement of the Ordered Products;

(v)     Use its best efforts to ensure that Vendors that hold Ordered Products that are cancelled by Principal, refused by Principal or are defective and/or non-conforming take the following steps: (i) cut out/destroy all labels, (ii) cut through the brand logo and brand name and (iii) to the extent requested by Principal, render the garment unusable and unsellable. Agent or its representative must be present to witness, photograph and document these steps and must complete the Certificate of Destruction Form in the form provided by each Licensor;

(w)    Use its reasonable efforts to prevent Vendor from disposing of Ordered Products which are cancelled or refused by Principal and to inform Principal promptly if it becomes aware of any overproduction or production of counterfeit merchandise by Vendors;

(x)     Assist Principal, its Licensors and their respective representatives in the organization of visits, inspections and meetings with Vendors and production facilities. Agent also shall comply with all other requirements of the Licensors (as provided by or on behalf of Licensor to Agent) in connection with the production of the Ordered Products and cooperate with the Licensors in the exercise of their rights under their respective license agreements with Principal’s subsidiaries;

(y)     Conduct factory compliance audits of all Vendors in accordance with the Policies or as required by the respective Licensors prior to entering into Contracts with such Vendors that pass the audit; and manage any corrective action plans submitted by Vendors as necessary or appropriate; at Agent’s discretion and provided that it is permissible under Principal’s third party license agreements or otherwise, Principal shall notify Agent of the requirements under such third party license agreements, either conduct annual factory compliance audits of all Vendors who have entered into Contracts to ensure compliance with the Policies or waive the annual factory compliance audits if a Vendor can prove to Agent to Agent’s satisfaction that they are compliant under an equivalent program of the same or higher standard;

(z)     To the extent that the Ordered Products require quota and quota is not included in Vendors' prices, to attend to the acquisition of quota in a manner dictated by, and in the best interests of, Principal;

(aa)   Place Contracts in accordance with the written instructions of Principal and Clause 4.1 and communicate with Vendors on matters arising out of or in connection with the Contracts for and on behalf of Principal, provided that the resolution of any issues must be approved in advance by Principal;

(bb)   Maintain all records in the manner required by Principal, as necessary to comply with laws or other governmental requirements or the requirements of the respective Licensors, for six (6) years or such other period of time, as may be required to accomplish such compliance;

(cc)   Not furnish any Vendor any dies, molds, patterns, designs, art work, printing plates or labor without the advance approval of Principal;

(dd)  Include in the Contracts provisions by which the Vendors assign to Principal (or the respective Licensors, if so directed) any intellectual property rights they may have in the Ordered Products and/or the packaging and collateral materials associated therewith and ensure that all Vendors assign to all such rights to Principal or the Licensors;

(ee)  Ensure that any invoices in connection with Ordered Products shall contain accurate and complete descriptions of the merchandise, the names of the appropriate Vendors, and meet all other requirements set forth by the United States Customs and Border Protection and the United States Consumer Product Safety Commission.  In addition, Agent shall ensure that the Vendor provides an invoice evidencing that the merchandise was produced for the account of, or was sold to, Principal.  Agent shall ensure that it provides to Principal the original seller's invoice to accompany every shipment into the United States;

(ff)    Procure the submission of Vendor's Certification of Origin Form;

(gg)  Transfer information related to clauses (a) through (ff) to Principal in an accurate and timely manner.

5.5.

(a)     In respect of any Major Quality/Delivery Issues, Principal shall:

5.5.a.1.   notify Agent about the Major Quality Issue within five Business Days after it has become aware of such Major Quality Issue;

5.5.a.2.   promptly provide the relevant third-party inspection report to Agent;

5.5.a.3.   provide such additional documents or information as reasonably requested by Agent; and

5.5.a.4.   answer such questions as Agent may have relating to the Major Quality Issue.

(b)     In this Agreement, “Major Quality/Delivery Issues” means either of the following occurrences: (i) 10% or more of the Ordered Products under a Contract are not delivered in a timely manner in accordance with the Contract, except where Principal has approved such late delivery or (ii) 10% or more of the Ordered Products under a Contract do not conform in quality or specification to such Contract, as validated and audited by an independent third-party inspection company.

(c)     In the event of a Major Quality Issue, Agent will waive the Commission on all Ordered Products delivered pursuant to the Contract under which a Major Quality Issue is present to the extent such Major Quality Issue was a result of Agent not performing the Services to the required standard.

(d)     In the event of a Major Delivery Issue, Agent will waive all or a portion of the Commission on all Ordered Products delivered pursuant to the Contract under which a Major Delivery Issue is present if Agent fails to notify Principal promptly, and in any event within 5 Business Days, after it has become aware of the Major Delivery Issue.  The parties shall discuss in good faith the amount to be waived,  taking into account the overall impact on the Contract of the Agent’s failure to notify in a timely manner.

5.6.      If Agent receives any funds on behalf of Principal, whether pursuant to any charge back, refund or otherwise, Agent shall, within five Business Days, remit such funds to Principal.

6.      REPRESENTATIONS AND COVENANTS BY AGENT

6.1.      Agent represents, warrants and agrees as follows:

(a)     Agent is a corporation duly organized and validly existing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Agent is duly qualified to do business and (to the extent relevant) is in good standing in each jurisdiction in which it provides the Services or in each jurisdiction in which the nature of business conducted by it makes such qualification necessary.

(b)     The execution, delivery and performance by Agent of this Agreement and the performance by Agent of its obligations and covenants contemplated hereby are within Agent’s powers and have been duly authorized by all necessary action (corporate or otherwise) on the part of Agent. This Agreement has been duly and validly executed and delivered by Agent and (assuming the due execution and delivery by Principal) constitutes a legal, valid and binding obligation of Agent, enforceable against Agent in accordance with its terms, except as such enforcement may be limited by or subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’  rights generally and general equitable principles.

(c)     Agent and/or Agent’s Affiliate is engaged in the business of sourcing and has the requisite experience to provide the Services as contemplated hereunder.

(d)     Agent has all authorizations, licenses, permits, certificates, approvals and franchises of governmental entities (collectively, “Permits”) which are necessary to provide the Services and are in material compliance with the terms of the Permits. During the Term, Agent shall promptly notify Principal upon the receipt of any written notification or communication from any governmental entity or the staff thereof threatening to revoke any Permits or notifying Agent that any Permits will not be renewed and of any actions, suits, inquiries or proceedings to revoke or withdraw any such Permits.

(e)     Neither Agent nor any of its Affiliates has and shall have any ownership or direct or indirect financial interest in, or any Control of, Vendors making the Ordered Products in connection with the Services; neither Agent nor any of its Affiliates, for its own account, sell or shall sell raw materials to Vendors; and Vendors have and shall have no ownership or financial interest of five percent (5%) or more of the capital stock of, or any Control over, Agent or any of its Affiliates. Agent shall promptly inform Principal in the event that any interest described in this Clause exists. For the purpose of this Agreement, “Control” (including its correlative meaning “Controlled”) means with regard to an entity with the legal, beneficial or equitable ownership, directly or indirectly, of five percent (5%) or more of the capital stock (or other ownership interest, if not a corporation) or five percent (5%) or more of the voting rights of such entity ordinarily having voting rights, or the equivalent right under contract to control management decisions with regard to relevant subjects.

(f)      The genuine and true origin of all merchandise subject to this Agreement will be as stated on any country of origin declaration, invoice, visa or other document made in conjunction with the importation of the merchandise into the importing territory and that no shipment will have been illegally transshipped from any country. In conjunction with this responsibility, Agent shall verify that manufacturers and pre-approved subcontractors have the production capacity, machinery and labor force necessary to produce the merchandise as specified in the purchase order and further verify that such entity produced the merchandise by completing "Factory Profile" and "Verification of Production" forms, in a form and substance acceptable to Principal. Any purchase order issued by Agent for the account of Principal shall bear the following legend:

The vendor has advised Principal that all the manufacturing operations required for this order will be performed in [country of origin].  Vendor will immediately notify Principal prior to any of these operations being shifted to other countries. Production will not be shifted to other countries absent Principal’s written approval.

(g)     Agent shall use its reasonable efforts to ensure the manufacturers, vendors, and sellers with whom Agent negotiates on behalf of Principal in furtherance of this

Agreement do not employ any forced, child or prison labor. If Agent becomes aware of any forced, child or prison labor, it shall immediately notify Principal.

6.1.g.1.   Agent acknowledges that the U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits giving, promising, or offering to give a payment or anything of value, either directly or indirectly, to any non-U.S. government official, non-U.S. political party or official thereof, candidate for non-U.S. office, or officer or employee of a public international organization for the purpose of influencing an act or decision of such official, candidate, officer, or employee in his official capacity, inducing him to do or omit to do any act in violation of his lawful duty, or securing an improper advantage, in order to assist in obtaining or retaining business for or with, or directing business to, any person subject to certain exceptions, including facilitating payments. Agent further acknowledges that other relevant anti-corruption laws, including those of the People's Republic of China, prohibit both commercial and government bribery. Agent will ensure that its personnel, Affiliates, and subcontractors who will carry out or who are carrying out duties in relation to this Agreement, have been informed of their obligations under these prohibitions as of the date hereof. Agent shall also ensure that any personnel, Affiliates or subcontractors not currently working with respect to this Agreement but who may be added in the future, as well as any personnel associated with providing new services to Principal, shall be informed prior to their conducting any activity with respect to this agreement of their obligations under these prohibitions.

6.1.g.2.   From the date hereof, Agent agrees that: (1) it will take no action that could reasonably be expected to cause Principal to be in violation of the FCPA (as it may from time to time be amended) or any other applicable anti-corruption laws, including laws prohibiting either commercial or government bribery, and including laws prohibiting either accepting or making illicit payments; (2) in carrying out its duties under this Agreement, Agent agrees that it shall not make or accept any payments, itself or through its employees, representatives, or agents that would violate U.S. or other applicable anti-corruption laws or Principal's business ethics policies and procedures (as notified by Principal to Agent from time to time); (3) in relation to business connected to this Agreement, it will promptly notify Principal or such other person as Principal may designate if Agent or any of its personnel, representatives, or agents receives any request to take any action, or takes any action, that could reasonably be construed as a violation of the FCPA, other applicable anti-corruption laws, or Principal's policies and procedures (as notified by Principal to Agent from time to time).

6.1.g.3.   At such times as may be reasonably requested by Principal, Agent will certify to Principal in writing that: (1) Agent and its managers, representatives, and agents engaged in business connected to this Agreement since the Effective Date have been informed of their obligations under Clauses 6.1.g.1 and 6.1.g.2; (2) Agent and its managers, representatives, and agents engaged in business connected to this Agreement have, to Agent’s knowledge, complied with all such laws and policies and procedures in relation to business connected to this Agreement since the Effective Date; (3) Agent and its managers, representatives, and agents engaged in business connected to this Agreement since the Effective Date have, to Agent's knowledge, specifically, not taken any act prohibited by applicable anticorruption laws or in breach of the foregoing undertakings in connection with Agent's carrying out its duties under this Agreement; and (4) Agent does not know or have any reason to believe that any manager, employee, agent, representative, or other person retained by any of them for business connected to this Agreement has violated any of the foregoing undertakings in relation to business connected to this Agreement since the Effective Date.

6.1.g.4. Any misrepresentation by Agent under this Clause 6.1(g) or any improper payment, offer, promise or demand in contravention of the foregoing undertakings, or acceptance or receipt of a payment in contravention of the foregoing undertakings, by Agent or its personnel, representatives, agents, or anyone associated with any of them shall constitute grounds for immediate termination of this Agreement and any other agreement Agent or any of its Affiliates has entered into with Principal or one of its Affiliates.

(h)     No Vendor may be used unless and until it has been inspected by Agent and approved by Principal as being in compliance with the Principal’s Policies. Agent will notify Principal of its recommended use of any Vendor sufficiently in advance to enable such compliance to be verified.

In this Agreement, "Affiliate" means any holding company, subsidiary, affiliate or associated company of Agent or any subsidiary of any holding company of a Party.

6.2.      The representations, warranties and agreements contained in Clause 6.1 shall be true and correct and shall survive the date of this Agreement and continue in full force and effect during the Term.

7.      PAYMENT

7.1.      Principal shall be solely responsible for paying the purchase price for all Ordered Products shipped by and received from Vendors and for paying for all freight, handling, insurance charges and any charges in relation thereto, including duty, to the extent not included in such purchase price.

8.      PAYMENT TERMS

8.1.      Subject to Clause 8.2(a), Principal shall pay to Agent a commission equal to [****] ([****]) of the FOB price for the Ordered Products shipped by Vendors (the

“Commission(s)”). Notwithstanding the foregoing, no Commission shall be due or owing on Ordered Products that are returned to Vendor (whether as a result of defects or non-conformity of the Ordered Products or late delivery) to the extent such Ordered Products are returned due to the Agent not performing the Services to the required standard.

8.2.

(a)     Agent agrees to pay to Principal a rebate equal to [****] of FOB price of the Ordered Products (collectively, the “Rebate”) by way of a set-off included in the Weekly Shipping Invoice. In other words, any given Weekly Shipping Invoice such invoice shall include (i) a line item showing the Commission to be paid for Ordered Products and (ii) a line item showing the Rebate amount that will be set-off against the Commission.

(b)     [Intentionally omitted]

(c)     If Agent does not include the Rebate in a Weekly Shipping Invoice in accordance with this Clause 8.2(a), Agent agrees that Principal shall be entitled to withhold such amount from its payment to Agent.

8.3.      Each such Commission and Rebate shall be paid in the currency of the United States of America.

8.4.      Each Party to this Agreement shall, unless otherwise specified in this Agreement, pay for its own expenses, including travel and any other expenses and, in any event, Principal shall not be responsible for any costs of travel, entertainment, telephone, telex, telecopies, postage, office space, personnel (including salaries, benefits, overtime and any related taxes), legal or other profession costs or any other costs incurred by Agent in the performance of the Services or the other obligations set forth in this Agreement.

8.5.      Agent shall consolidate invoices on a weekly basis for all Ordered Products shipped to Principal during the prior week (and all corresponding Commissions) in a statement to be agreed by the Parties ("Weekly Shipping Statement").  Agent will deliver to Principal the Weekly Shipping Statements, which will be settled on an open account basis as follows: (i) as it relates to the corresponding Commissions, within 60 days following receipt of such Weekly Shipping Statement and (ii) as it relates to the FOB price or DDP price of Ordered Products in accordance with the terms agreed between Vendor and Principal. Principal shall remit by telegraphic transfer or wire transfer to Agent’s bank account the total amount due to a Vendor for the relevant Ordered Products at least five (5) Business Days before the relevant payment deadline set forth in the Contract with such Vendor (“Vendor Payment Obligation”). Agent shall make payment on behalf of Principal to Vendors (or as Vendors direct) upon receipt of the payments described above. “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by applicable law to be closed in Hong Kong or in New York.

8.6.      Agent shall maintain an account or accounts at a reputable bank that shall be used for the purpose of receiving funds from Principal and making payments to Agent (into its

own bank account) and Vendors (such account, the “Designated Account”).   All funds in the Designated Account received from Principal (other than the Commission paid) are property of Principal and Agent shall hold such funds for the benefit of Principal. For the avoidance of doubt, in the event of a bankruptcy filing or other insolvency of Agent, except for Commissions paid pursuant to this Agreement, all funds in the Designated Account paid by Principal shall not be construed to be property of Agent’s bankruptcy estate and Agent shall not take any position to the contrary.

8.7.      Payments in respect of the Weekly Shipping Statement shall be remitted to Agent by wire transfer to Agent's Designated Account pursuant to instructions provided by Agent to Principal.

8.8.      Agent shall debit Principal and Principal shall pay for the courier charges incurred by Agent in sending packages from Agent to Principal of Agent's rendition of the Services hereunder. If applicable, Principal shall provide its DHL or Federal Express account numbers so charges can be debited directly.

8.9.      Other than as set forth Clause 8.2(c), Principal shall not deduct from the payment amount specified in the Weekly Shipping Statement any amounts for claims or other charges.

8.10.    (i) If any Commission remains outstanding after 14 calendar days from the due date, Agent shall have the right to charge interest from day to day at the rate of one percent (1%) per month; (ii) if any Vendor Payment Obligation remains outstanding after the later of (1) 14 calendar days from the due date and (2) 14 calendar days from the date on which Agent receives from Principal the total amount due to the Vendor (other than for a bona fide reason relating to a dispute between (a) Agent and/or Principal; and (b) Vendor in connection with the Ordered Products), Principal shall have the right to charge interest from day to day at the rate of one percent (1%) per month and (iii) if Agent has paid the Vendor Payment Obligation to Vendor but Principal has not paid the applicable Vendor Payment Obligation to Agent after 14 calendar days from the due date, Agent shall have the right to charge interest from day to day at the rate of one percent (1%) per month.

8.11.    Principal acknowledges and agrees that if the invoiced amounts (except for the disputed invoiced amounts) remain outstanding after the relevant due date, Agent shall not be obliged to arrange for any Ordered Products to be shipped to Principal or to place any further orders with any Vendors on Principal’s behalf until all of the conditions in this Clause 8 have been satisfied.  For the avoidance of doubt, Agent shall give at least seven (7) Business Days’ prior notice to Principal before it exercises the foregoing suspension right.

9.      TITLE TO GOODS AND WARRANTIES

9.1.      It is understood and agreed by the Parties hereto that title to, and risk of loss in, all Ordered Products shall not vest in, or be the responsibility of, Agent on the sale of the Ordered Products by Vendors. Except as set forth in this Agreement, Agent assumes no liability to Principal for defects in, or delay in, shipment of any Ordered Products. Agent makes no representation or warranty, express or implied, as to the merchantability or fitness for any particular use of the Ordered Products.

10.    VENDOR SERVICES

10.1.    Principal acknowledges that Agent (and/or an Agent's Affiliate) may provide certain advisory and ancillary business services that are primarily for the benefit of Principal and limited in scope (each, a “Vendor Service”) to Vendors at a cost to be borne by such Vendors. Vendor Services may include services relating to original design development, product life cycle management, LEAN manufacturing, manufacturing engineering support, market research and intelligence, capacity building, environmental and sustainability advisory services and any services relating to the manufacture or supply of any goods by Vendors. Agent shall promptly notify Principal prior to entry into an agreement with a Vendor to provide a Vendor Service.

10.2.    Principal further acknowledges Agent (and/ or an Agent's Affiliate) has designed and developed a proprietary vendor portal system (the “Vendor Portal”), which automates many of the previously manual processes in the supply chain (such as placement memoranda, inspection booking, payment status checking and shipping schedule checking) and agrees that fees may be levied on Vendors for the use of Vendor Portal. Agent shall provide Principal with a list of those Vendors utilized by Principal that utilize the Vendor Portal and a description of specific Vendor Services it provides to such Vendors.

11.    VENDOR FINANCING

11.1.    Agent (and/or an Agent's Affiliate) shall use its commercially reasonable efforts provide financial assistance to a Vendor at a cost to be borne by such Vendor. Such financial assistance is provided to allow Vendors to timely produce Ordered Products for Principal, for example to facilitate the procurement of raw materials so that production can proceed to meet Principal’s specific ship date. The financial assistance may consist of but not be limited to Agent (and/or an Agent's Affiliate) opening letters of credit or granting advances or financial accommodation to the specific Vendor or factoring or purchasing Vendor's receivables payable by Principal. At the request of Principal, Agent will provide Principal with a list of those Vendors utilized by Principal for which Agent provides financial assistance and any fees and/or charges levied against such Vendor for such financial assistance.

12.    VENDOR INSURANCE

12.1.    Principal hereby authorizes Agent (and/or an Agent's Affiliate) to charge fees to, or seek reimbursement from, any Vendor for any product liability insurance coverage purchased by Agent (and/or an Agent's Affiliate) for such Vendor against Ordered Products shipped to Principal.

13.    TERMS AND TERMINATION

13.1.    This Agreement shall be effective on May 1, 2019 (the “Effective Date”) and this Agreement shall have an initial term beginning May 1, 2019 to April 30, 2021 (the “Initial

Term”) unless terminated by either of the Parties hereto pursuant to Clause 13.2 or 13.3. At the expiration of the Initial Term, this Agreement shall be renewed for successive one year periods unless either Party gives the other Party written notice of termination at least one hundred twenty (120) days prior to the expiration of the Initial Term or subsequent renewal term. Notwithstanding expiration or termination under this Clause 13, Agent shall be required to perform all Services in respect of all Contracts entered into as of the time of expiration or termination of this Agreement, whether to be performed prior to or after the delivery to Principal of the subject Ordered Products, as well as all other Services that by their nature relate to such Contracts entered into as of the time of expiration or termination of this Agreement, such as obligations to cooperate with Principal or the Licensors in their dealings with the Vendors and obligations to assure the proper conduct of the Vendors, would survive the expiration or termination of this Agreement. Notwithstanding termination, all Contracts entered into before a notice of termination is effective shall be completed, and Commissions and Rebate paid thereon, in accordance with this Agreement.

13.2.    Notwithstanding Clause 13.1, (i) Principal may terminate this Agreement immediately by and upon notice to the Agent upon a material breach of any representation or warranty set forth in Clause 6.1, (ii) if either Party fails to perform any of the material terms, conditions, agreements or covenants in this Agreement on its part to be performed and (a) the default is not curable, (b) the default is curable but continues uncured for a period of 30 days or more after receipt of notice by the defaulting Party from the non-defaulting Party, or (c) the default is curable, but not within 30 days, and all reasonable steps necessary to cure the default have not been taken by the defaulting Party within the 30-day period or the defaulting Party is not diligently taking all steps necessary to cure the default as promptly as practicable or, in any event, the default continues to remain uncured for at least 60 days after such notice, then, in any such case, the other Party, at its election, may terminate this Agreement immediately by and upon notice to the defaulting Party and (iii) following the Initial Term, either Party may terminate this Agreement on no less than one hundred twenty (120) days’ prior written notice to the other Party.

13.3.    Notwithstanding Clause 13.1, this Agreement may be terminated by either Party in any of the following events and such termination shall become effective immediately upon written notice from the terminating Party:

(a)     If the other Party (i) files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or (ii) has a petition in bankruptcy filed against it, or a resolution is passed, or an order is made for bankruptcy, winding-up or liquidation and that petition, resolution or order is not dismissed within 30 days, or (iii) is dissolved or takes steps to dissolve or it becomes insolvent, or (iv) makes an assignment for the benefit of its creditors, or (v) has a custodian, receiver or trustee appointed for it or a substantial portion of its business or assets or any steps are taken for such appointment, or (vi) takes any step in connection with any voluntary arrangement or any other compromise or arrangement for the benefit of any creditors; or (vii) makes an application for an administration order or the making of an administration order; or (viii) gives any notice of intention to appoint an administrator, or files at court the prescribed documents in connection with the appointment of an administrator, or the appointment of an administrator; or (ix) appoints a receiver or manager or an administrative receiver in relation to any property or income of that Party.  The foregoing events and proceedings set forth above shall be deemed also to include any similar events and proceedings under any laws applicable to a Party.  Also, nothing herein is intended to impair any rights that a Party may have as a creditor in any such bankruptcy or other such proceeding;

(b)     If there is a Change of Control of Ownership of the other Party; or

(c)     If the performance by the other Party of its obligations under this Agreement becomes permanently impossible.

“Change of Control of Ownership” with respect to a Party means (a) a transaction in which that Party transfers all or substantially all of its assets to a third party, (b) a merger, acquisition or reorganization as a result of which a third party directly or indirectly owns or controls more than 50% of the voting rights of that Party or the surviving Party immediately following such merger, acquisition or reorganization or (c) any time at which individuals who, as of the Effective Date, constitute the Board of Directors of that Party (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of that Party;  provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by that Party’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board.

13.4.    In the event of an expiration or termination of this Agreement by either Party hereto, Agent agrees to provide Principal with reasonable access to Agent's books and records and/or Sourcing data insofar as such data relates to the Services.

13.5.    If this Agreement is terminated by Principal pursuant to Clause 13.2(i) or (ii), or 13.3, (a) there will be no Minimum Sourcing Amount or Threshold Amount (and therefore no Agent Sourcing Deficit) for the Agreement Year in which such termination occurred or the post-expiration/termination tail period described in Clause 13.1; and (b) all Commissions payable shall be paid in accordance with the terms of this Agreement.

13.6.    If this Agreement is terminated other than as a result of Principal’s exercise of its termination right pursuant to Clause 13.2(i) or (ii), or 13.3, the Minimum Sourcing Amount and the Threshold Amount for the final Agreement Year shall be appropriately prorated based on the date of termination/expiration and all Commissions payable shall be paid in accordance with the terms of this Agreement.

14.    DELEGATION

14.1.    Agent shall not delegate its duties under this Agreement unless otherwise agreed in writing.

14.2.    Notwithstanding Clause 14.1, Agent shall have the right, in its sole and absolute discretion, to appoint any of Agent's subsidiaries or Affiliates to assist Agent in discharging its duties under this Agreement.

15.    NO PARTNERSHIP

15.1.    For the avoidance of doubt, it is hereby agreed that the Parties to this Agreement are not partners or joint venturers nor shall they be deemed to constitute such.

16.    GOVERNING LAW AND JURISDICTION; DISPUTE RESOLUTION

16.1.    This Agreement shall be construed and enforced in accordance with, and be governed by, the laws of the State of New York USA, without giving effect to its conflict of laws, principles or rules to the extent that such principles or rules would require the application of the laws of another jurisdiction, and the Parties consent to the exclusive jurisdiction of the federal and state courts located in the City and County of New York, New York, to resolve any dispute related to this Agreement.

16.2.    Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of such waiver, (iii) it makes such waiver voluntarily, and (iv) it has been induced to enter into this Agreement by, among other things, the mutual waiver set out in this Clause 16.2.

16.3.    Any and all disputes, controversies, claims or grievances, including any disputes regarding the enforceability of this Agreement, including this provision, (each, a “Dispute”) arising under or relating to this Agreement shall be resolved in accordance with the terms of this Clause 16. Either Party may notify the other of its intent to resolve a Dispute. The notice shall describe the Dispute in reasonable detail, (including references to the sections of this Agreement that are at issue in such Dispute and, if any claim involves an allegation that the other Party has committed a material breach, reasons as to why the Party serving notice believes such breach to be material) and designate such Party's senior management representative with respect to such Dispute (“Initial Notice”). No later than five (5) Business Days following its receipt of the Initial Notice the other Party shall notify the disputing Party of its senior management representative with respect to such Dispute and shall supplement the Initial Notice with any other Disputes for resolution not identified in the Initial Notice. The senior management representatives shall then meet and confer in good faith to attempt to resolve the Dispute; if the Dispute is not resolved within twenty (20) days following the receipt of the Initial Notice, then either Party may, by a second notice to the other Party, submit such Dispute to the chief executive officers of the Parties. The chief executive officers shall then meet and confer in good faith to attempt to resolve the Dispute. If the chief executive officers are unable to resolve the Dispute within twenty (20) days following referral of the Dispute to them, then the Parties shall be free to pursue such remedies as may be available under applicable law.

17.    FORCE MAJEURE

17.1.    Neither Party shall be liable for any failure to comply with its obligations hereunder, including the Minimum Sourcing Amount, the Threshold Amount and the Agent Sourcing Deficit obligations, if such failure is due to any cause beyond its reasonable control including acts of God, acts of civil or military authority, labor disputes, failure or delay of Vendor, fire, riots, civil commotions, sabotage, war, embargo, blockage, boycotts, floods, epidemics, delays in transportation, governmental restrictions, or acts or omissions of Vendor and/or Principal. The Party claiming to be prevented from complying with its obligations hereunder by reason of force majeure must use reasonable endeavors to bring the force majeure event to a close or to seek to try to find a solution by which the Agreement may be performed despite the continuance of the force majeure event.

18.    NOTICES

18.1.    Any notice required or permitted to be given by a Party hereto to the other shall be in writing and shall be duly given, upon receipt by the addressee, if sent by internationally-recognized overnight courier or mail service that requires the addressee to acknowledge, in writing, the receipt thereof, by electronic transmission or by facsimile to its address or facsimile number given herein, as applicable, or such other address or facsimile number as may from time to time be notified for this purpose:

To Principal:	Centric Brands Inc.
350 Fifth Avenue, 6th Floor
New York, NY 10118
USA
Attention: Legal Department
Email: legal@centricbrands.com

To Agent:	Li & Fung (Trading) Limited
11/F LiFung Tower
888 Cheung Sha Wan Road
Kowloon, Hong Kong
Attention: Legal Department
Email: legalnotices@lifung.com
Fax No.: +852 2300 4985

In proving service it shall be sufficient to prove that the notice was properly addressed and delivered or posted, as the case may be. Any notice served by electronic transmission or facsimile shall be deemed to have been served when dispatched together with machine printed or emailed confirmation of receipt.

19.    ENTIRE AGREEMENT AND SEVERABILITY

19.1.    This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all simultaneous and previous agreements, representations, and understandings between the Parties with respect thereto. This Agreement may not be modified except in writing signed by the duly authorized representatives of the Parties.

19.2.    Each Party acknowledges that in entering into this Agreement, it does not do so on the basis of and does not rely on any representation, warranty or other provision except as expressly provided herein, and all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

19.3.    The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.   Nothing in this provision is intended to affect in any way the provisions of Clause 19.1 above.

20.    INTELLECTUAL PROPERTY

20.1.    Agent acknowledges that all patents, trademarks, service marks, logos, trade dress, trade names, goodwill, copyrights, copyrightable material, designs, rights of publicity and persona, trade secrets and all other intellectual property, in each case, relating to any of Principal’s Products (including all Products produced or proposed to be produced in connection herewith} and packaging and collateral materials associated therewith shall be and remain, as between Agent and the Vendors, on the one hand, and Principal, on the other hand, the sole and exclusive property of Principal. Agent shall not use or permit the use of any such intellectual property (or any derivative, colorable imitation, confusingly similar or substantially similar use thereof) other than for the benefit of Principal as expressly set forth herein or as approved by Principal. Agent will not, during the Term or at any time thereafter, have or claim any right, title or property interest in such intellectual property or take or permit any action which will have an adverse effect on Principal's rights to such intellectual property. Should Agent become aware of any actual or suspected infringement, dilution, misappropriation, or other violation of Principal's intellectual property rights, Agent shall promptly notify Principal in writing of same, and shall cooperate (at Principal's cost) with Principal to address and prevent any such infringement, dilution, misappropriation, or other violation, and to enforce Principal's rights in its intellectual property.

21.    CONFIDENTIALITY; NON-DISPARAGEMENT

21.1.    At all times after the date of this Agreement, each Party hereto undertakes that it will not, and shall use its reasonable best efforts to cause its employees, officers, directors, auditors and other agents not to, directly or indirectly, publish, communicate or otherwise divulge to any person, except to its professional representatives or advisers who have a legitimate business purpose in connection with this Agreement, or to the extent as may be required by law or any legal or regulatory authority or applicable stock exchange, any Confidential Information (as defined below) of the other Party or of any member of the group of companies to which the other Party belongs which may have or may in future come to its knowledge. Each Party hereto shall use the Confidential Information of the other Party solely for the purpose of exercising its rights and performing its obligations under this Agreement.  Subject to Clause 8.12 and Clause 24, nothing herein shall be deemed to prevent Principal, directly or through other buying agent(s), from engaging the services of or otherwise dealing with the Vendors after the end of the term of this Agreement.

21.2.    For purposes of this Agreement, "Confidential Information" means all (a) trade secrets, confidential information, know-how, inventions, proprietary processes, designs, formulae, models, and methodologies, including designs, drawings and graphics and information about colors, fabrics and other materials, new and modified products, financial and business data and plans and related reports of each of the Parties and their respective Affiliates; and (b) other information, regardless of the form or medium in which obtained or delivered, which is proprietary to the disclosing Party. Notwithstanding the foregoing, (i) Confidential Information shall not include information that (w) is publicly known at the time it is disclosed to, or obtained by, the receiving Party, (x) becomes publicly known through no fault of the receiving Party; (y) is in the receiving Party's possession before being disclosed by the disclosing Party as evidenced by proper business records; or (z) is obtained by the receiving Party from a third party who is not under an obligation of confidentiality and has a lawful right to make such disclosure; and (ii) each Party may use certain Confidential Information for the purpose of data analytics on the condition that such data shall be reproduced in aggregated and anonymized form and without disclosing the name or identity of the other Party or any of the other Party’s directors, officers or employees.

21.3.    Each Party hereto hereby agrees that monetary damages may not be a sufficient remedy in the event that the provisions of this Clause 21 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties hereto shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of New York or any place having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

21.4.    During the Term and thereafter, Principal shall not, and shall cause its directors, officers, agents, members, employees, affiliates or other representatives not to, criticize or disparage Agent and Agent shall not, and shall cause its directors, officers, agents, members, employees, affiliates or other representatives not to, criticize or disparage Principal, any director, officer, agent, member, employee affiliate or other representative of Principal, or Principal’s Products, including the Ordered Products.

22.    INDEMNIFICATION

22.1.    Agent shall indemnify Principal and its respective officers, agents, employees, directors, shareholders and representatives, and their respective successors and assigns (collectively, the “Principal Indemnified Parties”), and hold them harmless, from and against any and all losses, damages, liabilities, payments, liens, judgments, orders and decrees of every description, recoveries, reasonable costs and expense (including reasonable attorneys' fees and expenses) that any of the Principal Indemnified Parties may incur or become obligated to pay, or for which any of them may become liable or be compelled to pay, in any action, claim or proceeding against any of them arising out of or relating to (i) Agent’s breach of its obligations of confidentiality, and (ii) Agent’s willful misconduct, gross negligence, fraud or criminal damage.

22.2.    Principal shall indemnify Agent and its respective officers, agents, employees, directors, shareholders and representatives, and their respective successors and assigns (collectively, the “Agent Indemnified Parties”), and hold them harmless, from and against any and all losses, damages, liabilities, payments, liens, judgements, orders and decrees of every description, recoveries, reasonable costs and expense (including reasonable attorneys' fees and expenses) that any of the Agent Indemnified Parties may incur or become obligated to pay, or for which any of them may become liable or be compelled to pay, in any action, claim or proceeding against any of them arising out of or relating to (i) Principal’s breach of its obligations of confidentiality, and (ii) Principal’s willful misconduct, gross negligence or fraud.

22.3.    An indemnitee shall give its indemnitor prompt notice of any action, claim or proceeding subject to indemnification and the indemnitor, in its sole discretion, then may take such action as it deems advisable to defend the action, claim or proceeding on behalf of the indemnitee.  If appropriate action is not taken by the indemnitor timely after its receipt of notice from the indemnitee, the indemnitee may defend the action, claim or proceeding, but with only one counsel reasonably acceptable to the indemnitor and at standard rates, and no compromise or settlement may be made without the approval of the indemnitor, which shall not be withheld unreasonably.  In either case, the indemnitee and the indemnitor shall keep each other fully advised of all developments and shall cooperate fully with each other in connection with the defense thereof.  Also, no compromise or settlement of any such action, claim or proceeding may be made unless full releases as to the subject matter are obtained for the indemnitor and its affiliates and for the indemnitee.

22.4.    The respective rights and obligations of the Parties under this Clause 22 shall survive the expiration or termination of this Agreement.

23.    LIMITATION OF LIABILITY

23.1.    The liability of Agent whether for breach of contract or negligence or otherwise in connection with this Agreement shall be limited to the lesser of (i) the amount of the direct loss suffered by Principal as a consequence and (ii) the amount of Commission paid or due to Agent on the specific Ordered Products in respect of which Agent breached its contract, was negligent or otherwise liable. This clause shall survive the expiration or termination of this Agreement.  For the avoidance of doubt, the foregoing does not apply to the liability of Agent under its indemnification obligation hereunder.

23.2.    TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, (A) PRINCIPAL SHALL NOT BE LIABLE TO AGENT OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES, OR FOR LOSS OF GOODWILL OR BUSINESS PROFITS, REGARDLESS OF THE FORM OR ACTION, WHETHER

IN CONTRACT OR IN TORT, EVEN IF PRINCIPAL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES, AND (B) AGENT SHALL NOT BE LIABLE TO PRINCIPAL OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES, OR FOR LOSS OF GOODWILL OR BUSINESS PROFITS, REGARDLESS OF THE FORM OR ACTION, WHETHER IN CONTRACT OR IN TORT, EVEN IF AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

24.    WAIVER

24.1.    Any waiver by either Party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision thereof.

25.    SURVIVAL

25.1.    For the avoidance of doubt, in addition to those provisions that by the terms of this Agreement survive the expiration or termination hereof, all provisions that by their nature would survive expiration or termination, such as dispute resolution provisions, shall survive the expiration or termination hereof.

26.    CONSTRUCTION

26.1.    This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.  Also, as used in this Agreement, the term "including" means "including, but not limited to" unless otherwise specifically provided.

27.    EXECUTION

27.1.    This Agreement may be executed in counterparts, each of which shall constitute an original, but together shall be considered one and the same document.  Facsimile transmission or scanned .pdf image delivered by electronic means of any signed original counterpart and/or retransmission of any signed facsimile or electronic transmission shall be deemed the same as the delivery of an original.

[This space intentionally blank. Signature page follows.]

IN WITNESS WHEREOF this Agreement has been executed by the parties as follows.

For and on behalf of

CENTRIC BRANDS INC.

/s/ Anurup Pruthi

Name: Anurup Pruthi

Title: CFO

For and on behalf of

LI & FUNG (TRADING) LIMITED

/s/ Spencer Fung

Name: Spencer Fung

Title: Director